EXHIBIT 23.2

CONSENT OF KEEFE, BRUYETTE & WOODS, INC.

We hereby consent to the inclusion of our opinion letter to the Board of Directors of Falls Bank (“Falls”) as Annex B to the Proxy Statement/Prospectus of Falls and Sky Financial Group, Inc. (“Sky”) relating to the proposed merger involving Falls and an interim savings bank to be incorporated under the laws of the State of Ohio by Sky, which Proxy Statement/Prospectus is part of the Registration Statement on Form S-4 of Sky. We also consent to the references to our opinion letter, as well as the use of our name, under the captions “SUMMARY – The Merger,” “THE MERGER - Background of the Merger; Falls’ Reasons for the Merger; and Recommendation of the Falls Board” and “THE MERGER – Fairness Opinion of Financial Advisor” included therein. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/    Keefe, Bruyette & Woods, Inc.

KEEFE, BRUYETTE & WOODS, INC.

Dublin, Ohio

September 7, 2005